Exhibit 10.1

AMENDED AND RESTATED

PATHOLOGY SERVICES AGREEMENT

This PATHOLOGY SERVICES AGREEMENT (“Agreement”) is made and entered into on the 21st day of March, 2017 with an effective date of the renewal on June 1, 2016 (“Effective Date”), by and between YALE UNIVERSITY, a Connecticut domestic non-stock corporation, acting in behalf of its School of Medicine, Department of Pathology of its School of Medicine (“Yale”), and PRECIPIO DIAGNOSTICS, LLC., and Precipio Diagnostics, Inc., both Delaware corporations, collectively (“Precipio”). Yale and Precipio sometimes are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

Precipio has established a licensed clinical laboratory currently located in New Haven, CT (the “Laboratory”) and has obtained the necessary licenses to operate a Hematopathology reference laboratory.

Yale operates a School of Medicine located at 333 Cedar Street, New Haven, CT 06510 (“YSM”), which includes a Department of Pathology (the “Department”), that employs or contracts with physicians (“Yale Physicians”) who are licensed to practice medicine in various states, including, without limitation, the State of Connecticut, and who have experience and expertise in the specialty of Hematopathology. Yale also employs or contracts with non-physician laboratory personnel who are qualified and experienced in providing the technical component of pathology services (“Yale Personnel”).

The Parties are entering into this Agreement to establish a relationship by which Yale, acting at all times as an independent contractor to Precipio, shall provide or arrange for the provision of professional pathology services to Precipio and its clients in accordance with the terms set forth herein, and Precipio shall provide facilities and management and other services in support of the professional pathology services that the Yale Physicians will provide.

Yale Physicians shall retain exclusive authority and discretion in relation to their practice of medicine while performing the services provided hereunder, and nothing in this Agreement is intended to permit, or shall be construed as permitting, Precipio to in any manner control such professional services or shall limit, or shall be construed as limiting, the right and responsibility of Yale Physicians to exercise independent professional judgment in the practice of medicine.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

YALE RESPONSIBILITIES

1.1 Pathology Services. During the term of this Agreement, Yale shall provide the professional pathology services in the subspecialties of Hematopathology and molecular pathology as further set forth in Exhibit 1.1.A, and Schedule 1.1.B attached hereto and incorporated by this reference herein (the “Services”). Yale has the right to market its molecular work or partner with any other entity, commercial or otherwise, for molecular technical work and its associated professional component for performance by Yale for such third party. While Yale shall have the right to perform Hematopathology professional services during the term of this Agreement, Precipio reserves the right to expand the technical pathology services it offers, to areas including, but not limited to, Renal Pathology, Neuro Pathology, GI Pathology and Urologic Pathology. For those services, the agreement shall extend so that Precipio will conduct the technical component, and Yale shall provide the professional interpretation component, and such additional services performed by Yale shall be included within the Services. Yale agrees to provide those Yale Physicians listed on Schedule 1.5 to provide the Services set forth in this Agreement. Yale from time to time may engage additional Yale Physicians to furnish Services under this Agreement in Yale’s sole discretion.

1.2 Consultation. The Services shall include, during Yale’s normal business hours, (a) telephone and/or video consultations as needed with Precipio personnel by Yale Physicians and Yale Personnel to discuss the Services and to explain test results; and (b) telephone consultations as needed with the physician who ordered the test by the Yale Physician signing out the case or by a covering Yale Physician. For emergency “stat” cases, Yale physicians will be available on-call 24 hours a day, 365 days a year through a call schedule established by Yale.

1.3 Authority for Yale Physicians and Yale Personnel. Yale shall have authority and responsibility for providing the Yale Physicians and Yale Personnel (including recruiting, hiring, promoting, compensating, and disciplining such individuals) and for establishing the terms of such persons’ employment with Yale. All Yale Physicians and Yale Personnel shall be employees or contractors of Yale and shall be carried on Yale’s payroll. Yale may engage additional Yale Personnel to assist with furnishing Services under this Agreement.

1.4 Place of Performance. All Yale Physicians and Yale Personnel designated to provide the Services shall perform their services at Yale facilities or at another location as designated by Yale. Yale shall ensure that all personnel are appropriately trained and certified or licensed as necessary and are covered by Yale’s insurance or have obtained equivalent coverage. Yale shall be solely responsible for satisfying any and all obligations for any personnel it retains, employs, or contracts with to assist in its performance of the Services under this Agreement. Such obligations shall include, without limitation, paying all federal and state withholding taxes applicable to employees, complying with federal and state wage-hour obligations (including overtime), workers’ compensation obligations, unemployment insurance obligations, and other applicable taxes and contributions to government-mandated employment-related insurance and similar programs.

1.5 Qualifications. All Yale Physicians who provide Services under this Agreement shall be duly licensed and qualified to practice medicine in the State of Connecticut and, to the extent required by law, in each state in which the patient for whom the Services are being provided is located (“Applicable States”), shall be licensed in such Applicable States as a physician, and shall be board certified or board eligible in pathology. All Yale Personnel shall be properly trained and qualified to provide Services under this Agreement. Yale shall provide Precipio with a list of the states in which it can provide or arrange for the Services, based on the licensure of the Yale Physicians listed in Schedule 1.5. Precipio shall consult with Yale on an ongoing basis to identify states in which Precipio desires Yale to provide or arrange for the Services, according to Precipio’s sales and marketing plan.

1.6 Licensing and Certification. Yale shall obtain and maintain all licenses, permits, and certifications required by applicable state and federal government authorities for the provision of the Services hereunder, including without limitation, the Clinical Laboratory Improvement Act of 1998 (“CLIA”) and the standards and recommendations of the Joint Commission (“TJC”) and the College of American Pathologists (“CAP”).

1.7 Professional Standards. At all times during the term of this Agreement, Yale shall provide or arrange for the Services required hereunder, and otherwise shall act, or ensure that Yale Physicians act, in accordance with: (a) the prevailing standards of pathology practice; (b) all federal, state, or local laws and regulations applicable to the provision of pathology services; and (c) such standards of care as are established by medical specialty boards and other private organizations that have established standards applicable to the provision of pathology services. Without limiting the foregoing, the Parties at all times during the term of this Agreement shall comply with all applicable rules and regulations of the medical boards of the Applicable States, and the ethical standards of the American Medical Association and the medical societies of the Applicable States. All professional employees of Yale, and any other professionals otherwise retained to provide the Services by Yale shall be required to comply with the foregoing requirements.

1.8 Performance Standards.

(a) Scheduling and Coverage. Yale shall provide or arrange for the Services during such hours as set forth on Exhibit 1.8, attached hereto and incorporated herein by this reference, or such other hours as the Parties may mutually determine from time to time to be necessary in order for Yale to perform Yale’s obligations hereunder, including without limitation, to provide Services sufficient to accommodate the estimated case volume set forth on Exhibit 1.8, as such Schedule may be amended from time to time by mutual written agreement of the Parties. Yale shall maintain adequate staffing to provide continuous Services, without any degradation in quality of Services or turnaround times (as such times are set forth in Exhibit 1.8), throughout the term of this Agreement. Except as otherwise provided herein, Yale shall not assign, delegate or otherwise transfer any of Yale’s duties or obligations hereunder, in whole or in part, to any person or entity.

(b) Personalized Service Teams. Without limiting the provisions of Section 1.8(a), in furtherance of the Parties’ goal of enabling Precipio customers to foster direct relationships with the Yale Physicians that sign out such customers’ cases, Yale shall assign Precipio customers for whom Yale provides or arranges Services to teams of at least two (2) Yale Physicians who will be responsible for signing out cases for those clients; provided, however, that Yale’s obligations under this Section shall be subject to Yale’s reasonable consideration of operational feasibility, including without limitation, the specific medical licenses held by Yale Physicians.

(c) Turnaround Times. For the purposes of this Agreement, the term “Approved Late Cases” shall be defined as cases that are delayed due to clinical reasons or that the pathologist has determined, at his or her sole discretion, to be complex cases requiring additional time for review. Following the applicable Yale Physician’s receipt of all of the data necessary to render the Services, Yale shall ensure that the Services are provided within the pre-defined turnaround times at least for 90% of all cases, excluding “Approved Late Cases,” as set forth in Exhibit 1.8, attached hereto and incorporated herein by this reference. Yale and Precipio both acknowledge that the rate of Approved Late Cases shall not exceed ten percent (10%) of the total volume of cases. In the event that Yale does not comply with the standards set forth in Exhibit 1.8 for at least 90% of cases (excluding Approved Late Cases), the cases that are not completed within the defined time period as agreed to in Exhibit 1.8, shall be deemed “late delivery cases” for the purposes of calculating turnaround times. For each non-Approved Late Case that is delivered after the defined time period as agreed to in Exhibit 1.8, the payment to Yale for such case shall be decreased by twenty percent (20%). If the “late delivery cases” exceeds 10% of cases reviewed by Yale for Precipio for longer than ninety (90) days, the parties shall meet to discuss the reasons for such non-compliance and to develop a remedial plan to avoid future non-compliance. However, in the event of any such non-compliance and the parties’ failure to develop a mutually agreeable remedial plan after their having the required meeting, or if Precipio wishes to add additional appropriately qualified physicians, Precipio reserves the right to seek its own resources to conduct the professional interpretation to supplement Yale’s resources and satisfy Precipio business needs and its customers’ expectations of level of service. In the event that Precipio obtains services from non-Yale physicians, including any sign off by a non-Yale Medical Director, any report associated with such services must expressly state that the services were not provided by a Yale physician and the report cannot contain Yale’s name or any reference to Yale.

1.9 Laboratory Information System Access. Precipio has and shall maintain its own laboratory information system (“LIS”) for the Laboratory, and shall provide Yale, Yale Physicians, and Yale Personnel with access to the LIS for the purpose of providing the Services. Yale shall be responsible for providing the information technology and telecommunications connections necessary to ensure proper and secure connectivity to the LIS. Each Party shall be responsible for such Party’s aspect of any interfaces required between Yale’s information technology systems and those of Precipio. Precipio will provide all training necessary for Yale Physicians and personnel to use the LIS.

1.10 Medical Records and Specimens. Yale shall ensure the timely and accurate completion of records of the Services performed hereunder. Subject to Applicable Laws (defined below) governing the privacy and confidentiality of medical records, Yale shall have access to, and the right to make copies of, all medical records for any proper purpose related to the performance of Services by Yale and/or Yale Physicians hereunder. Yale shall ensure that Yale Physicians and Yale Personnel abide by Precipio’s document and slide retention policies/protocols, and with the requirements of all Applicable Laws pertaining to document and slide retention. Upon receipt or notice of a request for documents, slides or blocks, Yale shall immediately forward the request to Precipio for response and handling. In addition, Precipio shall maintain ownership of all slides, blocks and records prepared in connection with this Agreement, which shall be maintained and retained in accordance with Applicable Laws. For purposes of this Agreement, “Applicable Laws” means any and all federal, state, and local laws and regulations applicable to the manufacture, distribution, and use of the Licensed Technology, including, without limitation, state laws governing the corporate practice of medicine, clinical laboratory licensure and certification, health professional licensure, telemedicine and interstate practice of medicine, Medicare and Medicaid laws, regulations, rules and directives and any amendments thereto, and all other applicable federal, state and local laws and regulations as may be in effect from time to time during the term of this Agreement. Once Precipio no longer wishes to retain archived patient tissues, slides, and other materials and patient records, Yale shall have the rights of first-refusal to take ownership of this material for research and teaching purposes.

1.11 Result Reporting. For each Service ordered, Yale shall provide a professional interpretation of the technical test results, and a finalized sign-out report to be delivered by Precipio to the ordering physician. Yale shall ensure that such professional interpretations and reports are entered into the LIS. Precipio will provide all necessary data entry and transcription services needed to enter the professional interpretation.

1.12 Exclusivity. The Hematopathology Services of Yale hereunder shall be rendered to Precipio on an exclusive basis, in the sense that the Yale Department of Pathology will not provide such services under contract to any other commercial entity that is a competitor to Precipio, including without limitation, any commercial reference laboratory or other entity conducting technical component tests and seeking Yale’s provision of professional interpretation services. Notwithstanding the foregoing, (i) the Yale Department of Pathology may directly or indirectly enter into contracts with insurers, HMOs and other similar payor entities, as well as any other hospitals or health systems or physician networks, (ii) the Yale Department of Pathology retains the right to accept ad hoc reference testing and consultative requests from any entity, commercial or otherwise (iii) Yale retains the right to directly market its pathology and other medical services without restriction as Yale Medicine, Yale Pathology Labs, Yale or on behalf of the Yale New Haven Hospital or Health System, and (iv) Yale retains the right to enter into contracts with other commercial entities for pathology services unrelated to the Hematopathology services exclusively provided to Precipio. Precipio shall not market its services in the State of Connecticut unless authorized by Yale-New Haven Hospital. In addition, Precipio shall not market its services with Baystate Medical Center, Massachusetts or Westerly Hospital, Rhode Island. Except as provided above, Precipio and Yale may otherwise compete and market services to any customers.

ARTICLE II

PRECIPIO RESPONSIBILITIES

2.1 Customer Acquisition and Retention. Precipio shall be responsible for all sales and marketing efforts regarding the reference lab services that Precipio provides. Precipio shall use its reasonable efforts to generate case volume in amounts at least equal to those listed in Exhibit 1.8.

2.2 Accessioning. Precipio shall be responsible for entering all patient information into the LIS in preparation for Yale Physicians to render the Services. Precipio shall ensure that patient information entered into the LIS is accurate and complete.

2.3 Requisition Forms: Customer requisition forms to be used by Precipio must be approved by Yale Medical Director.

2.4 Triage; Initial Test Orders. Precipio shall conduct the initial review of the specimen aspirate and clinical information and, based on that review and established protocols, select appropriate initial test(s) to perform on the specimen. The protocols for test selection and approval of test selection will be subject to Yale Physician review and approval, and will in all cases be based on medical necessity and current standards of practice.

2.5 Technical Component. Precipio shall be responsible to provide or arrange for all elements of the technical component required to generate testing results from tests performed at the Laboratory.

2.6 Delivery. For each Service ordered, Precipio shall provide delivery of the test data and slides in accordance with the procedures set forth in Exhibit 2.6.

2.7 Report Preparation. Precipio shall be responsible, at Precipio’s sole cost and expense, for providing or arranging for any transcription services required to prepare the report for Yale Physician review, interpretation, modification, and sign-out. Transcription services provided by Precipio will include transcription of free-text dictation or of electronic notes, provided that Precipio need transcribe no hand-written notes, whether presented by electronic facsimile or otherwise.

2.8 Billing and Collection. Precipio shall provide Yale with the billing and collection services more fully described in ARTICLE III.

2.9 Right to Decline Billing. Precipio will honor pathologist requests not to charge for uninformative tests, including immunohistochemistry, in accord with indications of medical necessity.

2.10 Report Delivery. Precipio shall be responsible, at Precipio’s sole cost and expense, for transmission or delivery of the final test results and interpretation to the ordering customer.

2.11 Qualifications. All Precipio personnel whom Precipio employs or otherwise retains to conduct operations at the Laboratory shall be duly licensed, trained, and qualified to perform such activities.

2.12 Performance Standards. Precipio shall perform its obligations under this Agreement substantially in accordance with the performance standards set forth in Exhibit 2.12, attached hereto and incorporated herein by this reference.

2.13 Licensing and Certification. Precipio shall obtain and maintain all licenses, permits, and certifications required by applicable state and federal government authorities to operate the Laboratory, including without limitation, CLIA and the standards and recommendations of TJC and CAP.

2.14 Personnel. Precipio shall employ or otherwise retain all professional and non-professional personnel necessary for the proper conduct and operation of the Laboratory, other than Yale Physicians or other Academic Physicians assisting Yale at Yale’s discretion. Precipio shall ensure that such personnel are appropriately trained and are covered by Precipio’s insurance or have obtained equivalent coverage. Precipio shall be solely responsible for satisfying any and all obligations for any personnel it retains, employs or contracts with to assist it to perform this Agreement. Such obligations shall include, but are not limited to, paying all federal and state withholding taxes applicable to employees, complying with federal and state wage-hour obligations (including overtime), workers compensation obligations, unemployment insurance obligations, and other applicable taxes and contributions to government mandated employment related insurance and similar programs. Precipio will designate an in-lab technical director who will be available on a stat basis by telephone or email, as the point of direct contact between Yale physicians and the laboratory.

2.15 Laboratory Rotations. Precipio shall accommodate periodic and rotational visits by Yale Physicians and Yale Personnel to the Laboratory, at such times and for such duration as the Parties may mutually agree, to provide professional and technical education, a better understanding of Precipio’s business and operations, and to strengthen team working relationships.

2.16 Laboratory Information System. Precipio shall be responsible for installing and maintaining the LIS for the Laboratory, and for having such LIS fully operational as of the Effective Date, and shall provide Yale, Yale Physicians, and Yale Personnel with access to the LIS for the purpose of providing the Services. The LIS used and its capabilities must be approved by Yale.

2.17 Precipio Compliance Program. Precipio will maintain a compliance program designed to promote adherence to applicable federal and state laws, regulations, and interpretations. Precipio shall use its best efforts to ensure that all claims, bills and reports relating to the Services satisfy all Applicable Laws, payor rules, regulations, and instructions. Without limiting the scope of the indemnification provided in Section 6.2 below, Precipio shall indemnify, defend and hold harmless Yale and Yale Physicians, and each of them, from any liability, loss, damage, claim, fine, or expense, including costs and reasonable attorneys’ fees, arising from any actual or alleged billing errors, false claims, or insurance fraud relating to claims made by Precipio for any Services.

2.18 Third Party Payors. Precipio shall negotiate with all third party payors for the purpose of obtaining managed care, preferred provider and other agreements with such third party payors. To the extent possible, all such agreements shall be held by Precipio in its own name and shall provide for either global or combined billing, with all payments for both Precipio’s services and Yale’s Services hereunder being made to Precipio. To the extent any payor requires a direct agreement with Yale and/or Yale Physicians, Yale shall have the right to approve such agreement, which approval shall not be unreasonably withheld or delayed.

2.19 Additional Licensure Of Pathologists. To the extent Precipio wishes to expand its reference laboratory service business to geographic locations that Yale physicians are not currently licensed in, or in subspecialty fields not currently served by Yale (“Proposed Expansion States”), Precipio shall provide Yale with written notice of Precipio’s desire to expand (“Proposed Expansion Notice”), which written notice shall specify the Proposed Expansion State(s). Yale will make reasonable efforts to provide Precipio with all necessary paperwork and credentials needed to apply for licensure on behalf of the Yale Pathologist for each pathologist on service within thirty (30) days of execution of this Agreement or future request, so that Precipio can file the state license applications necessary at its expense on behalf of the Yale pathologists to secure the necessary capabilities for the proposed Expansion State. To the extent the application process requires Yale pathologists to conduct certain actions to secure the license (such as fingerprinting, or other tasks as required by state authorities), Yale shall make reasonable efforts to ensure that the physician completes those tasks within a reasonable time frame and at its expense, so as not to delay the licensure process. If Yale declines to address such expansion, or is incapable of doing so after sixty (60) days, Precipio reserves the right to independently secure such new services with other providers; provided that any report associated with such services, including any sign-off by a non-Yale Medical Director, must expressly state that the services were not provided by a Yale physician and the report cannot contain Yale’s name or any reference to Yale. Precipio shall be responsible to pay for the licensing application and processing fees and renewal fees related to the Expansion States; provided however, if the payments to Yale provided under this Agreement exceed ten thousand dollars ($10,000) per year for Services related to such Expansion States, Yale will pay for any and all renewal fees.

ARTICLE III

FINANCIAL ARRANGEMENTS

3.1 Compensation for Services. During the term of this Agreement, Precipio shall compensate Yale for the Services set forth in this Agreement as follows:

(a) Compensation to Yale for Services. Precipio shall compensate Yale for the Services in accordance with Schedule 3.1, attached hereto and incorporated herein by this reference. This fee schedule will be mutually agreed upon, and is based on Yale’s usual and customary net collections for its professional services. This schedule of compensation will be reviewed semi-annually based on Yale’s current practice experience.

(b) Calculation of Compensation. Precipio will bill the respective insurance companies of the patient’s based on the CPT codes for the work carried out by both parties.

(c) Address and Time for Payments to Yale. Yale shall submit invoices on a monthly basis to Precipio at the address provided in Section 9.15 (Notices). Precipio shall make all payments to Yale for Services within ninety (90) days of receipt of Yale’s invoice. During the first two (2) years of the term of this Agreement, Precipio shall pay Yale a One-Half Percent (1/2%) service charge per month for any payments that are not made within ninety (90) days. Thereafter, the service charge applicable to any late payments shall be One Percent (1%). Precipio shall send payment to Yale, payable to Yale University, at the address provided in Section 9.15 (Notices). Failure by Precipio to bill or collect payment for any Services provided hereunder will not reduce Precipio’s obligation to pay Yale for such Services.

3.2 Billing and Collection. Precipio will bill patients and payors for its and Yale’s testing on its own account. In accordance with the provisions of this Section, and consistent with Precipio’s normal and customary collection policies and procedures, Precipio shall use diligent, good-faith efforts to bill and collect such accounts receivable in a timely manner. Precipio will submit billing in accordance with the following provisions:

(a) Global Bills. To the extent permitted by the rules of applicable payor programs, Precipio shall, in Precipio’s name, submit global or combined bills to payors that include both the charges for Precipio’s clinical laboratory services (including histology) and for Yale’s Services. Precipio shall have the authority to establish the amount of any global bills in its sole discretion, subject to its obligation to comply with all applicable laws.

(b) Separate Bills. To the extent any payor requires that a separate bill be submitted for professional pathology services rendered by Yale Physicians hereunder, Precipio shall prepare, mail and collect all such separate bills and statements for such Services. For any combined or separate billing in which Yale Physician charges are identified separately from Precipio charges, Precipio shall establish the combined or separate amounts to be billed for its own services in its sole discretion.

(c) Accounting. Precipio shall have responsibility for identifying and tracking the Services for purposes of billing and collection, and Precipio shall maintain accounting, billing and collection records for the Services in a form acceptable to both Precipio and Yale. To the extent Yale receives any fees from third parties for services rendered under this Agreement, Yale shall account for and deliver any and all such fees to Precipio. Such obligation shall survive any termination of this Agreement with respect to Services performed during its term.

(d) Avoiding Confusion. In billing on its own behalf for services for services performed by Yale hereunder, Precipio acknowledges that there is the possibility of confusion arising with third-party payors with respect to services that are performed by Yale outside of the scope of this Agreement. Precipio will take all necessary steps to coordinate with Yale and otherwise to ensure that no such confusion occurs, including, but not limited to, advising Yale as to what steps will be taken so as to avoid confusion before Precipio approaches any third party payor. Furthermore, Precipio agrees not to make any use of Yale’s tax identification number, in billing for services or otherwise, without first providing Yale with a written description of such intended use and obtaining Yale’s written approval thereof. In the event that Precipio is advised by Yale or otherwise becomes aware that any such confusion has arisen, Precipio will promptly coordinate with Yale and take all steps necessary to resolve such confusion and ensure that its billing activities do not in any manner interfere with the ability of Yale to be separately paid for its services performed outside of the scope of this Agreement.

(e) Billing for Consultations.

(i) Yale agrees to perform consultations requested by Precipio or requested by a referring physician. Precipio agrees to log all such consultation calls and provide a monthly report to Yale so Yale can bill Precipio the agreed upon amount as set forth on Schedule 3.1. Precipio agrees to pay Yale’s invoices for such consultations within ninety (90) days of receipt of the invoice.

(ii) If Precipio receives a request by a customer for a second opinion on a pathology case which is otherwise outside the scope of this Agreement (meaning that Yale did not provide professional services to render a diagnosis for this case), Precipio agrees to transfer such specimen(s) and any necessary paperwork including patient’s insurance information, to Yale for review. Yale will perform the review and provide a report to Precipio to transcribe into the LIS system and Precipio agrees to provide the final report to the referring physician. Yale will bill the patient’s insurance directly for these consultation services.

3.3 Assignment of Claims. Yale hereby irrevocably assigns (or reassigns, as the case may be) exclusively to Precipio all claims, demands and rights of Yale to charge, bill and collect from patients and third-party payors any payment for Services rendered pursuant to this Agreement. Yale shall execute any and all documents necessary to secure and perfect Precipio’s interest in such revenues and accounts receivable, and shall cooperate with Precipio in any reasonable manner to effectuate an efficient billing process. Notwithstanding the foregoing, the Parties shall at all times comply with the requirements of the Medicare program and of any Medicaid programs relating to the assignment or reassignment of claims or the compensation paid to billing and/or collection agents.

3.4 Billing Exclusivity. Precipio shall have sole and exclusive right and responsibility to bill and collect for all professional and technical fees associated with Services rendered or arranged by Yale pursuant to this Agreement.

3.5 Books and Records.

(a) Records and Claims. Each Party shall maintain financial books and records, and all other medical records and charts, in accordance with industry standards, and in compliance with all Applicable Laws and the regulations and requirements of any applicable, voluntary accrediting institution. Each Party shall maintain and provide all such books, records, and charts to the other Party, and/or to state and federal agencies, as applicable, as may be necessary for either Party to comply with Applicable Laws, with contracts between either Party and any payor, and to ensure compliance with the terms and conditions of this Agreement. Each Party shall retain such records and information for at least six (6) years after the termination of this Agreement, or for such time required by Applicable Laws, whichever is greater.

(b) Access. Each Party shall, in connection with the subject of this Agreement, cooperate fully with the other Party, by, among other things, maintaining and making available all necessary books, documents and records, in order to assure that each Party will be able to meet any and all legal requirements subject, in each case, to Applicable Laws governing health information privacy and security.

3.6 Fair Value Warranty. Each Party represents and warrants to the other that the aggregate benefit given or received under this Agreement has been determined in advance through a process of arm’s length negotiations that were intended to achieve an exchange of services consistent with fair market value under the circumstances.

3.7 Compensation to Yale Physicians and Yale Personnel. Yale reserves the right, in its sole discretion, to determine the compensation payable to Yale Physicians and Yale Personnel providing Services under this Agreement.

ARTICLE IV

TERM AND TERMINATION

4.1 Term. This Agreement shall have become effective as of June 1, 2016, and, subject to earlier termination and renewal as provided herein, shall remain in effect for an initial period of five (5) years (the “Initial Term”). Thereafter, this Agreement will continue on the same terms and conditions as applied during the Initial Term for successive renewal terms of five (5) years each (“Renewal Term(s)”), unless either Party gives the other at least one hundred eighty (180) days prior written notice at any time of its intention to terminate with or without cause or not to renew this Agreement upon expiration of the then current term. References herein to the “term” of this Agreement shall mean the Initial Term and any Renewal Terms that occur in accordance with the above clause.

4.2 Termination for Breach. Either Party hereto shall have the right to terminate this Agreement immediately in the event that the other Party shall be in violation of, or fails to comply with, any of the requirements of this Agreement, and such violation or failure remains uncured for a period of ninety (90) days after the one party provides notice to the other party of such breach.

4.3 Immediate Termination. Notwithstanding Section 4.2, this Agreement may be terminated immediately:

4.3.1 by either Party if: (a) either Yale or Precipio has their respective license suspended or revoked; (b) if the insurance coverage required of Yale or Precipio is canceled or modified; (c) if Precipio fails to maintain or meet the requirements of Medicare conditions of participation; (d) closure of the Precipio Laboratory; or (e) Precipio declares bankruptcy or is placed into involuntary bankruptcy or receivership.

4.3.2 by Yale if: Precipio does not make within 10 days of the completion of its merger with Transgenomic, Inc. the mutually agreed upon payment in the amount of sixty-two thousand five hundred dollars ($62,500) which is due under the executed settlement and release agreement between the parties.

4.4 Other Grounds for Termination. To the extent the performance by either Party to this Agreement or any provision of this Agreement: (i) jeopardizes the licensure of Yale or any Yale Physician or Yale’s accreditation by TJC or any other accreditation organization; (ii) jeopardizes either Party’s participation in Medicare, Medicaid or other federal, state or commercial reimbursement or payment program; (iii) violates any statute, ordinance or otherwise is deemed illegal; (iv) is deemed unethical by any recognized body, agency or association in the medical or laboratory fields; or (v) causes the continuation hereof to constitute a substantial threat to the tax-exempt status of Yale or any of Yale’s subsidiaries or affiliates, either Party may by written notice to the other initiate negotiations to amend the Agreement to remove such jeopardy, violation, unethical practice, threat or illegality; and if a mutually agreed upon amendment is not executed by the Parties no later than thirty (30) days from the original notice date, this Agreement shall immediately terminate.

4.5 Tax-Exempt Financing. If Yale or any of Yale’s subsidiaries or affiliates intends to seek tax-exempt financing that requires a change in Yale’s relationship to Precipio, Yale shall provide written notice of such intent to Precipio, and the Parties shall negotiate in good faith to amend this Agreement to the extent deemed necessary by bond counsel involved in that financing. In such an event, Yale will pay for all legal and other expenses incurred by Precipio for such amendments. If the Parties are unable to agree upon an amendment within thirty (30) days following Precipio’s receipt of the notice referred in the preceding sentence, Yale may in its sole discretion elect to immediately terminate this Agreement.

4.6 Obligations Upon Termination. Upon expiration or termination of this Agreement, neither Party shall have any further obligation hereunder except for: (1) obligations due and owing which arose prior to the termination or expiration of the Agreement; and (2) obligations or covenants contained herein which expressly extend beyond the term of this Agreement. In the event of a termination by Yale for any reason other than breach by Precipio, and in the event of a termination by Precipio for a breach by Yale, Yale shall make reasonable efforts to arrange for an alternative service provider of same or higher quality and reputation, who is willing and able to provide the Services on the terms provided herein, so that Precipio business operations are not affected.

4.7 Outstanding Balances. Within thirty (30) days following the expiration or termination of this Agreement, all amounts payable to Yale from Precipio under this Agreement will be paid by Precipio.

ARTICLE V

STATUS OF THE PARTIES

5.1 Independent Contractor Relationship. The Parties are independent contractors. Nothing in this Agreement is intended, and nothing shall be construed, to create a partnership, joint venture, employer-employee relationship, trust, or any other form of legal organization or association between Yale and Precipio or between Yale Physicians and Precipio. Precipio shall not treat Yale or Yale Physicians as an employee or employees for any purpose, including federal tax purposes, and shall not withhold any sums for income tax, unemployment insurance, Social Security, or any other withholding pursuant to any law or requirement of any governmental body. Neither Party shall have the authority to represent the other in any manner or enter into agreements on behalf of the other Party or incur any liability for, or in the name of, the other Party. Precipio shall indemnify, defend, and hold Yale harmless from any and all taxes, liabilities, costs, and expenses incurred by Yale as a result of any audit by any governmental entity relating to Yale’s employment-related obligations or any action that arises out of Precipio’s breach of this Section.

5.2 Practice of Medicine. As permitted under Applicable Laws, Yale and/or Yale Physicians shall retain the exclusive authority to direct the methods, means and scope of the practice of medicine as it pertains to the cases sent to Yale for Services under this agreement. In those cases, Precipio shall have no authority, directly or indirectly, to perform or control, and shall not perform or control, any act or activity constituting the practice of medicine, and shall not exercise control or direction over the medical judgment or ethical obligations of Yale and/or Yale Physicians. Nothing herein is intended, or shall be construed or interpreted, as limiting in any manner the right and responsibility of Yale and/or Yale Physicians to exercise independent professional judgment concerning the appropriateness of care and treatment provided to patients in the cases referred to Yale for Services of professional interpretation under this agreement.

ARTICLE VI

INSURANCE AND INDEMNIFICATION

6.1 Insurance.

(a) Minimum Coverage’s. At a minimum, during the Term of this Agreement, each Party shall, at its sole expense, maintain the following insurance coverages:

(i) Commercial and comprehensive general liability insurance in amounts not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate for all covered claims;

(ii) Professional liability or errors and omissions insurance with limits of liability of not less than Two Million Dollars ($2,000,000.00) per claim and Five Million Dollars ($5,000,000.00) per occurrence;

(iii) Workers’ compensation insurance and other insurance as required by law.

(b) Additional Insured; Continued Coverage. Each Party shall take reasonable steps to ensure that any of the insurance coverage required by this Section 6.1 will name the other Party as an additional insured. Such insurance coverage’s shall be primary and noncontributory, and shall be on an occurrence basis. To the extent such insurance coverage’s are on a claims-made basis, each Party shall, at its sole expense, provide continued coverage, either through renewal of coverage, or through purchase of an extended reporting endorsement (“tail”) for a period of not less than four (4) years after the year in which this Agreement terminates. Such tail coverage shall be at least in the amounts set forth above. If a Party does not maintain the foregoing group coverage or purchase tail coverage, the other Party shall have the right to purchase such coverage and bill the Party for the premium.

(c) Proof of Insurance. Each Party shall provide proof of the coverages required by this Section 6.1 upon any reasonable request by the other Party. Each Party shall secure an endorsement from its insurer(s) providing that the other Party shall be provided at least thirty (30) calendar days prior written notice of any proposed cancellation or change in insurance carriers or coverage.

6.2 Indemnification by Precipio. To the extent not otherwise covered by insurance and permitted by Applicable Laws, Precipio shall defend, indemnify and hold Yale, Yale Physicians, its officers, employees and agents harmless from and against any and all liability, loss, damage, fine, expense, (including costs and reasonable attorneys’ fees), or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Precipio, its officers, employees, or agents.

6.3 Indemnification by Yale. To the extent not otherwise covered by insurance and permitted by Applicable Laws, Yale shall defend, indemnify and hold Precipio, its officers, employees, and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys’ fees), or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Yale, its officers, employees, or agents.

ARTICLE VII

USE OF NAME

7.1 Use of Name. Neither Party shall use the name of the other without prior written approval of an authorized representative of that Party. Any use of the “Yale,” or “Yale University” name or other similar references to Yale University, its physicians or facilities, shall be subject to the prior written approval from Yale in accordance with the provisions of Applicable Laws.

7.2 Marketing of Yale Physicians. Precipio shall not advertise itself as a Yale or Yale affiliated laboratory in any marketing materials without Yale’s prior written consent. However, Precipio may cite the names of the Yale Physicians, their academic credentials and Yale affiliation of physicians providing the professional component of their service.

ARTICLE VIII

CONFIDENTIALITY

8.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means any trade secrets or confidential or proprietary information whether in written, digital, oral or other form which is unique, confidential or proprietary to one Party, its suppliers or agents (“Disclosing Party”), which is disclosed to the other Party (“Receiving Party”), including without limitation, ideas, technical data, specifications, know-how, product manuals, data sheets, sales and technical bulletins, customer lists and contacts, pricing information, sales and other financial information, marketing information and techniques and any other materials or information related to any aspect of the business or activities of Disclosing Party which are not generally known to others engaged in similar businesses or activities. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by Receiving Party; (ii) is rightfully in the possession of Receiving Party without an obligation of confidentiality prior to disclosure by Disclosing Party; (iii) is received by Receiving Party in good faith and without restriction from a third party not under a confidentiality obligation to Disclosing Party and having the right to make such disclosure; or (iv) is independently developed by Receiving Party without using the Confidential Information. Disclosing Party’s failure to mark any Confidential Information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder.

8.2 Protections. Receiving Party covenants and agrees to Disclosing Party, at all times during the term of this Agreement and at all times thereafter: (i) that Receiving Party shall keep and maintain all Confidential Information of Disclosing Party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure, but in no case less than reasonable care; (ii) that it shall not, directly or indirectly, disclose any Confidential Information of Disclosing Party to anyone outside of Receiving Party, except with Disclosing Party’s prior written consent; (iii) that Receiving Party shall not make use of any Confidential Information of Disclosing Party for its own purposes or the benefit of anyone or any entity other than Disclosing Party; (iv) that upon termination of this Agreement, or at any time Disclosing Party may so request, Receiving Party shall deliver promptly to Disclosing Party, or, at Disclosing Party’s option, shall destroy, all memoranda, notes, records, reports, media and other documents and materials (and all copies thereof) regarding or including any Confidential Information of Disclosing Party which Receiving Party may then possess or have under its control; and (v) Receiving Party shall take no action with respect to the Confidential Information of Disclosing Party that is inconsistent with its confidential and proprietary nature. If Receiving Party is required by law to disclose any Confidential Information, Receiving Party shall notify Disclosing Party in writing in advance of such disclosure, and provide Disclosing Party with copies of any related information so that Disclosing Party may take appropriate action to protect Disclosing Party’s Confidential Information.

8.3 Necessary Disclosures. Receiving Party shall be permitted to disclose Disclosing Party’s Confidential Information only to its employees, subcontractors and agents (“Employees”) having a need to know such information in connection with this Agreement. Receiving Party shall instruct all Employees as to their obligations under this Agreement, and shall obtain from such Employees their written acknowledgment and agreement to confidentiality terms and conditions no less favorable to Disclosing Party than this Agreement prior to their being given access to Disclosing Party’s Confidential Information. Receiving Party shall be responsible for all Employees’ compliance with the terms of this Agreement.

8.4 Injunctive Relief. The disclosure of Disclosing Party’s Confidential Information may cause irreparable injury to Disclosing Party and damages that may be difficult to ascertain. In the event of the actual or threatened disclosure of Disclosing Party’s Confidential Information, Disclosing Party shall, in addition to any other rights or remedies, be entitled to injunctive relief to protect and recover Disclosing Party’s Confidential Information, and Receiving Party shall not object to the entry of an injunction or other equitable relief against Receiving Party on the basis of an adequate remedy at law, lack of irreparable harm or any other reason. Receiving Party shall advise Disclosing Party immediately in the event that it learns or has reason to believe that any person or entity that has had access to Disclosing Party’s Confidential Information has violated or intends to violate the terms of this Agreement.

8.5 HIPAA Compliance. Each Party is a separate “covered entity” as such term is defined under HIPAA. As covered entities, each Party shall implement all necessary policies, procedures, and training to comply with HIPAA and other laws, rules and regulations pertaining to the use, maintenance, and disclosure of patient-related information.

(a) Organized Health Care Arrangements. If requested by Yale during the term of this Agreement, Precipio shall participate in an Organized Health Care Arrangement (“OHCA”), as such term is defined under HIPAA, and comply Yale’s OHCA-related policies, procedures, and notice of privacy practices.

8.6 Agreement Confidential. The specific terms of this Agreement, including without limitation, any Exhibits or Schedules attached hereto, shall constitute Confidential Information; provided, however, that the general nature of the relationship between Precipio and Yale shall not constitute Confidential Information.

8.7 Effect of Limiting Laws. To the extent that any covenant made in this Section shall be more restrictive than permitted by Applicable Laws, it shall be limited to the extent which is permitted.

8.8 Survival. Each of the provisions of this ARTICLE VIII shall survive termination of the Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Access to Books and Records. Each Party shall, in accordance with 42 U.S.C. Section 1395x(v)(1)(I) and 42 C.F.R. Part 420, Subpart D, Section 420.300 et seq., until the expiration of four (4) years after the furnishing of Medicare-reimbursable services pursuant to this Agreement, upon proper written request, to allow the Comptroller General of the United States General Accountability Office (“Comptroller”), the Secretary of the United States Department of Health and Human Services (“Secretary”), and their duly authorized representatives, access to this Agreement and to each Party’s books, documents, and records necessary to certify the nature and extent of costs of Medicare-reimbursable services provided under this Agreement. In accordance with such laws and regulations, if Medicare-reimbursable services provided by either Party under this Agreement are carried out by means of a subcontract with an organization related to such Party, and such related organization provides the services at a value or cost of Ten Thousand Dollars ($10,000.00) or more over a twelve (12) month period, then the subcontract between such Party and the related organization shall contain a clause comparable to the clause specified in the preceding sentence.

9.2 Assignment. Neither Party may assign, delegate, or transfer in any manner the duties, obligations, or rights hereunder, in whole or in part, to any person or entity not a Party to this Agreement, without the prior written consent of the other Party. Notwithstanding the foregoing, Precipio shall be obligated to make an assignment of this Agreement to any purchaser or other successor to substantially all of the business or assets of Precipio relating to the subject matter of this Agreement, whether in a merger, sale of stock, sale of assets or other transaction. Such an assignment by Precipio shall not require Yale’s consent. Yale explicitly acknowledges that the merger between Precipio and Transgenomic does not violate this clause, and the post-merger entity Precipio Diagnostics, Inc. shall be the assignee of this agreement in its entirety provided that the subsequent corporate entity enters into a mutually agreed upon assignment agreement with Yale. Notwithstanding the foregoing, Precipio shall not be permitted to assign this agreement if Yale determines, in its reasonable discretion, that the proposed assignee will not be able to perform the obligations that it would be subject to hereunder or that Precipio’s proposed assignee does not meet ethical or clinical standards such as are commonly accepted in the clinical laboratory industry. Any such successor or assignee of rights and/or obligations hereunder shall, in writing to Yale, expressly assume performance of such rights and/or obligations. This Agreement shall be binding upon and inure to the benefit of any such successor or permitted assignee of Precipio. Any assignment or attempted assignment by either Party in violation of this Section 9.2 shall be null and void and of no legal effect.

9.3 Authority. Each Party represents and warrants that it has the authority to enter into this Agreement and to perform each of the terms and conditions contained herein.

9.4 Binding Agreement. This Agreement has been duly executed and delivered by each Party and is the legal, valid, and binding obligation of each Party, fully enforceable against each Party in accordance with the terms contained herein. Neither Party is a party to any contract, agreement, or obligation that would prevent or hinder it from entering into this Agreement or performing its duties hereunder; nor is any approval or consent of any person, firm, or other entity required to be obtained for the authorization or execution of this Agreement or the performance of duties hereunder.

9.5 Compliance Obligations.

(a) Compliance with Applicable Laws. Each of the Parties represents and warrants to the other Party that it will comply with all Applicable Laws, including, but not limited to, the federal physician self-referral law, 42 U.S.C. 1395nn, and the regulations promulgated thereunder (together, the “Stark Law”), similar state physician self-referral laws and regulations (together with the Stark Law, the “Self-Referral Laws”), the federal Medicare/Medicaid Anti-kickback Law and regulations promulgated there under (the “Federal Anti-kickback Law”) and similar state Anti-kickback laws and regulations (together with the Federal Anti-kickback Law, the “Anti-kickback Laws”), and the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated there under (“HIPAA”). Failure by either party to comply with any Applicable Law shall be considered a material breach of this Agreement

(b) Legal Compliance; Renegotiation. Notwithstanding any other provision of this Agreement, if the governmental agencies that administer the Medicare, Medicaid, or other federally funded programs (or their representatives or agents), or any other federal, state, or local governmental or nongovernmental agency, or any court or administrative tribunal, pass, issue, or promulgate any law, rule, regulation, standard, interpretation, order, decision, or judgment, including but not limited to those relating to any regulations pursuant to Anti-kickback Laws or Self-Referral Laws (collectively or individually, “Legal Event”), which, in the good-faith judgment of one Party (the “Noticing Party”), materially and adversely affects either Party’s licensure, accreditation, certification, or ability to refer, to accept any referral, to bill, to claim, to present a bill or claim, or to receive payment or reimbursement from any federal, state, or local governmental or nongovernmental payor, or which subjects the Noticing Party to a risk of prosecution or civil monetary penalty, or if in the good faith opinion of qualified counsel to either Party any term or provision of this Agreement could trigger a Legal Event, then the Noticing Party may give the other Party notice of intent to amend or terminate this Agreement to the extent necessary to address the applicable Legal Event(s). In the event of such notice, the Parties shall have sixty (60) days from the date of such notice (the “Renegotiation Period”) within which to attempt to amend this Agreement. If this Agreement is not amended to address the Legal Event(s) within the Renegotiation Period, this Agreement shall terminate as of midnight on the sixtieth (60th) day after said notice was given. Except as otherwise required by Applicable Laws, any amounts owing to either Party hereunder shall be paid, or a pro rata basis, up to the date of such termination, and any obligation hereunder that is to continue beyond expiration or termination of this Agreement shall so continue pursuant to its terms.

(c) No Excluded Providers. Each Party represents and warrants to the other that as of the Effective Date, neither it, nor to the best of its knowledge, any of its employees or contractors, is an Excluded Provider. For purposes of this Section, the term “Excluded Provider” means a person or entity that either (i) has been convicted of a criminal offense related to the provision of healthcare items or services that would lead to a mandatory exclusion from federal healthcare programs, but have not yet been excluded, or (ii) is currently listed by a federal agency as debarred, suspended, excluded or otherwise ineligible for participation in federally funded programs (including without limitation, federally-funded health care programs such as Medicare and Medicaid). Each Party shall notify the other within five (5) business days after receipt of any notice that such Party is an Excluded Provider. Either Party shall have the right to terminate this Agreement at any time after learning that the other Party is an Excluded Provider. For purposes of this Section 9.5(c) only, the term “Party” shall include, as applicable, the (i) person entering into this Agreement and any partners, associates, or agents of that person, including subcontractors or employees providing services under this Agreement, or (ii) the entity entering into this Agreement and any such entity’s principals, shareholders, directors, officers, managing employees, or any similar agents of such entity, including any person who retains an ownership or controlling interest in the entity, and subcontractors or employees providing services under this Agreement.

9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

9.7 Disputes. Yale and Precipio hereby irrevocably waive, to the fullest extent permitted by Applicable Laws, all right to trial by jury in any dispute, action, proceeding or counterclaim (whether in contract, statute, tort, including negligence, or otherwise) relating to or arising from this Agreement. In any litigation relating to or arising from this Agreement, each party shall bear its own fees and expenses, including attorneys’ fees.

9.8 Entire Agreement; Amendment. This Agreement or any part of it, including without limitation the Exhibits or Schedules hereto, supersedes any and all agreements, written and oral, between the Parties hereto with respect to the providing or arranging for Services by Yale including without limitation the Pathology Services Agreement between the parties dated June 1, 2011 and contains all of the covenants and agreements between the Parties with respect to the providing or arranging for such Services. Any modification of this Agreement shall be effective only if it is in writing signed by both Parties.

9.9 Exhibits. All Exhibits, Schedules, and Attachments hereto (collectively, “Exhibits”) are hereby incorporated herein. To the extent any provision of this Agreement conflicts with any Exhibit to this Agreement, the Exhibit shall control with respect to the subject matter of such Exhibit.

9.10 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflict of laws principles. All disputes relating to or arising from this Agreement shall be decided in a court of law sitting in New Haven, Connecticut.

9.11 Headings. The subject headings of the Articles and/or Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

9.12 No Agreement to Refer. Nothing in this Agreement, or any other written or oral agreement, or any consideration in connection with this Agreement, contemplates or requires the referral of any patient to Precipio.

9.13 No Solicitation. During the term of this Agreement, neither Party shall solicit the services of, employ, or procure on behalf of another person or entity the employment of or a service contract with, any individual currently employed by or under contract with the other Party. Notwithstanding the foregoing, the restriction set forth in this Section 9.13 shall not prevent either Party from so engaging a person who is employed by or under contract with the other Party in response to an unsolicited inquiry from such person, for example, in response to a general advertisement of employment posted by such Party.

9.14 No Third-Party Beneficiaries. The obligations created by this Agreement shall be enforceable only by the Parties hereto, and no provision of this Agreement is intended to, nor shall any provision be construed to, create any rights for the benefit of or enforceable by any third party.

9.15 Notices. Any notices required or permitted to be given hereunder by either Party to the other, may be effected either by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Yale:	Department of Pathology Yale School of Medicine 310 Cedar Street, LH 108 P.O. Box 208023 New Haven, CT 06520-8023 Attn: Department Chair

With a copy to:	Mathew Varughese, , Esq. Associate General Counsel for Health Affairs Yale University Office of the General Counsel 2 Whitney Avenue, 6th Floor New Haven, CT 06501

If to Precipio:	Precipio Diagnostics, LLC. 4 Science Park, 3rd Floor New Haven, CT 06511 Attn: Ilan Danieli

With a copy to:	Goodwin Procter Exchange Place 53 State Street Boston, MA 02109 Attn: Christopher Denn

Each Party may change the address for such notice by written notice given in accordance with this Section. Notices delivered personally shall be deemed delivered upon actual receipt. Mailed notices shall be deemed delivered two (2) days after deposit in the United Stated Mail, as provided above.

9.16 Organization. Each Party is duly organized, validly existing and in good standing under the laws of its state of formation and/or incorporation, as applicable, and has all requisite legal power, licenses, certifications, and permits to enter into this Agreement and to perform its obligations hereunder.

9.17 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereto shall remain in full force and effect and shall not be affected, impaired, or invalidated as a result of such decision.

9.18 Survival of Terms. Notwithstanding anything else herein to the contrary, the covenants and any representations and warranties of the Parties, that by their terms are intended to survive, shall survive the expiration of the term or earlier termination of this Agreement.

9.19 Waiver. Any waiver of any term, covenant or condition of this Agreement by any Party hereto shall not be effective unless set forth in writing signed by the Party granting such waiver, and in no event shall any such waiver be deemed to be a waiver of any other term, covenant or condition of this Agreement, whether or not similar, or to be a continuing waiver.

9.20 Limitations of Liability.

EXCLUSION OF INDIRECT DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES.

CAP ON MONETARY LIABILITY. IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO YALE ANNUALLY PURSUANT TO THIS AGREEMENT.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first appearing above.

YALE UNIVERSITY, a Connecticut domestic non-stock corporation, acting on behalf of its School of Medicine, Department of Pathology		PRECIPIO DIAGNOSTICS, LLC., a Delaware corporation

By:	/s/ Deborah Armitage	By:	/s/ Ilan Danieli
	Print Name: Deborah A. Armitage		Print Name: Ilan Danieli
	Its: Associate Controller		Its: CEO

EXHIBIT 1.1

SERVICES

For purposes of this Agreement, the Services shall include the following services in the subspecialties of hematopathology and molecular pathology:

Providing analysis and evaluation of anatomic pathology and related specimens processed at the Laboratory (“Specimens”) and rendering diagnoses and opinions with respect thereto, including finalizing a sign-out report to be delivered by Precipio to the ordering client, for all of the tests set forth in Schedule 1.1 hereto, as such Attachment may be amended by mutual written agreement of the Parties from time to time;

Performing both the professional component and technical anatomical component of Specimens at the Department for those tests so identified on Schedule 1.1 hereto, as such Attachment may be amended by mutual written agreement of the Parties from time to time;

Consulting with Precipio regarding the need for additional Services and the recruitment of additional Yale Physicians and Yale Personnel;

Consulting with Precipio as reasonable necessary with respect to quality assurance and utilization review procedures adopted by Precipio;

Consulting with Precipio regarding the development of Precipio’s laboratory facilities and any other aspect of Precipio’s laboratory operations, as mutually agreed by the Parties from time to time;

Assisting Precipio, in Yale’s sole discretion, with Precipio’s business development efforts to grow Precipio’s hematopathology reference laboratory business;

Speaking with and meeting with clients, as set forth on Exhibit 1.8, on an as-needed and as appropriate basis, in support of maintaining good client relations and client satisfaction; and

Performing such other services and obligations set forth in or contemplated by this Agreement or as mutually agreed by the Parties.

Consistent with Section 5.2 of the Agreement, nothing herein shall interfere with each physician’s independent clinical judgment or be construed as the practice of medicine by Precipio.

SCHEDULE 1.1

PRECIPIO AND YALE TESTS

Test #	Test Name	Technical Component (TC) Performed By	Professional Component (PC) Performed By
1	Flow cytometry	Precipio	Yale
2	Histology/IHC	Precipio	Yale
3	Karyotyping	Precipio	Yale
4	FISH	Precipio	Yale
5	All molecular testing	Precipio	Yale

Any new tests brought in-house to Precipio require validation by a certified technical specialist (a certified molecular pathologist in the case of molecular tests) and the approval of the Medical Director and the Yale Liaison in the event that Yale has not appointed the Medical Director.

SCHEDULE 1.5

YALE PHYSICIANS

As of the Effective Date, the Yale Physicians shall include the following persons:

#	Yale Physician Name	States Licensed
1	Demetrios Braddock, M.D., Ph.D.	AL, CA, CT, FL, GA, MD, NJ, NY, NC, PA (pending), TN

2	S. David Hudnall, M.D.	CA, CT, FL, IL, IN, KY, LA, MI, MO, NJ, NY, NC, OH, PA, RI, SC, TX, VA

3	Samuel Katz, M.D.	AL, AK, CT, IL, IN, MA, MI, MS (pending), OH, SC

4	Mina Xu, M.D.	AL, CT, FL, MA, IN, NJ, NC, TN

EXHIBIT 1.8

YALE PERFORMANCE STANDARDS

The following exhibit outlines the performance standards, as defined by turnaround time expected of Yale to provide or arrange for professional interpretation in the form of a completed and signed out case, that is ready to be delivered to the customer. These standards are expected for 90% of the cases excluding those identified as “Approved Late Cases”. Performance against these standards will be reviewed between Precipio and the Medical Director, or designated Yale Liaison, as applicable, on a quarterly basis.

Turn Around Times for Yale (excluding Approved Late Cases):

Test:	Results Uploaded/slides delivered to Yale (via LIS) by:	Report signed out by:
All Smears	12:00 PM	8:00 PM same day
Flow cytometry All Flow must include aspirates	12 PM	8 PM same day • Unless additional panel or significant regating is required; if so, expect next day sign-out
	After 12 PM	3 PM next day
Histology/IHC – stain order	12 PM	5 PM same day *If case is complex, as determined by pathologist, expect next day sign-out

Histology/IHC – stain sign out	12 PM	8 PM same day
Histology/IHC – stain sign out	After 12 PM	3 PM next day
Cytogenetics (karyotype/FISH) Results uploaded electronically via LIS	By 2:00 PM	By 6 PM same day
	After 2 PM	BY 12 PM next day

Add-Ons/repeats Requested by Yale:	Request Received by Precipio by	Results Provided by
Flow cytometry	3 PM	9 AM Next day
	After 3 PM	3 PM Next day
Histology/IHC	3 PM	3 PM Next day
Cytogenetics (FISH)	3 PM	3 PM Next day
Cytogenetics (Karyotype)		Culture + 24 hours

Flow cytometry with smears that are delivered by 12 pm will be due by 8 pm on the same day, unless an additional request is made by the pathologist (such as more markers or significant regating). If either part arrives after 12 pm then the results will be due by 3 pm the following day. If an additional request is made by the pathologist then the case is due byt 8 pm on the day the additional material is received at Yale by 12 pm.

Core biopsies delivered by 12 pm will be due by 8 pm on the same day, unless an additional request for IHC or clinical information is made by the pathologist by 5 pm. The clock resets when the new information arrives. Cases that arrive after 12 pm will be due the following day by 3 pm. Approved Late Cases (~10%) (“Complex Cases”) may require additional time for review/research. Complex cases shall be designated upon the delivery of flow cytometry results, smears and H&E of core biopsy for the pathologist’s initial review and initial ordering of ICH stains. They shall be designated as Complex cases within Precipio’s case tracking system, and the designation shall flag the case for extended TAT.

Cytogenetics delivered by 2 pm will be due by 6 pm on the same day.

In the rare event of vacations, illnesses or other absences of physicians, verbal report by the pathologist to the referring or treating physicians will meet the turn around time standards if the report is co-signed within 24 hours.

General Service Expectations:

Yale Physicians providing services hereunder will be available daily from 8:00 AM – 6:00 PM Eastern Time for sign out, client consultation, or lab consultation. Yale will develop a Precipio-specific call schedule (with the necessary contact information) which will designate a primary physician and a secondary physician who will be on call after-hours (nights and weekends) for STAT/emergency cases. In the event that such physicians are not responding, the Medical Director, or as applicable, the designated Yale Liaison should be called.

In cases received that require pathologist consultation on test ordering, the aspirate smears and/or slides will be delivered to Yale for immediate viewing and consultation on tests to be ordered (if specific tests are not ordered by physician and physician requests that the hematopathologist order the necessary tests).

On a quarterly basis, Yale Medical Director, or as applicable, the designated Yale Liaison will meet with Precipio technical team to provide feedback on quality of technical work received. On an annual basis, all Yale pathologists shall meet with the Precipio technical team to provide feedback and discuss issues towards process improvement.

Most calls are expected to be handled by Precipio employees. The Yale physicians agree to participate in calls regarding the following conditions (“Urgent Conditions”):

•	New diagnosis of Burkitt lymphoma/leukemia

•	Large cell transformation (Richter’s) of low-grade lymphoma

•	New Acute leukemia, as mentioned and New relapse acute leukemia

•	New diagnosis of unsuspected metastatic carcinoma

•	Critical infectious disease finding (HSV lymphadenitis, AFB positivity, fungemia)

•	Other diagnoses or conditions, at the pathologist’s sole discretion.

•	When a clinician requests to speak to a pathologist regarding a medical matter which cannot be handled by Precipio staff.

The pathologists agree to respond to calls regarding Urgent Conditions within 2 hours of receiving a request for a call.

In regard to calls that do not meet the definition of Urgent condition, the parties agree that the following process will apply:

(1)	Precipio has initial responsibility to answer the questions, through whatever hierarchy they want to arrange.

(2)	If Precipio can’t answer the question, it should be referred to the Medical Director. To the extent that these calls push the Medical Director above his weekly hour limit, he will be paid at a rate of $600 an hour.

(3)	Only if the Medical Director is unable to answer the question will it be forwarded to the responsible pathologist. Any call form a clinician taken by a pathologist will be charged at a rate of $600 an hour. This fee will accrue directly to the consulting pathologist.

EXHIBIT 2.6

PRECIPIO DELIVERY PROCESSES

Data and specimens necessary for Yale to provide or arrange for the Services shall be provided pursuant to the following processes:

Precipio shall provide Yale with access to Precipio’s LIS;

Aspirate smears shall be delivered by courier to Yale twice a day, at 12:00 PM and a second time determined by the pathologist and the histology lab based on the urgency of the order , to the following address:

Yale University

Department of Pathology

Drop Box, BML First Floor

Cedar Street

New Haven, CT 06520

Precipio shall upload the following technical results via the LIS, and such results shall be accessible via the Internet to Yale and Yale Physicians in the form of a preliminary report, with all test results, images, captions and comments already incorporated:

Flow Cytometry results (Histograms)

Cytogenetics results (scoring sheets)

Molecular results (send-out lab results or raw data produced at Precipio)

Precipio shall ensure that all data necessary for Yale to provide the Services are pre-consolidated into a report ready for the Yale Physician to review, revise as necessary and appropriate, and sign off.

Precipio shall ensure that Yale Physicians have access to Precipio’s transcription team, and that such transcription team provides prompt and responsive service, to make edits and changes to the report such Yale Physician determines are necessary and/or appropriate. To the extent a final report is delayed in transmission due to failures or delays on the part of Precipio’s transcription personnel to timely revise reports per reasonable requests from Yale Physicians, such delays shall not constitute a breach by Yale of the turnaround time requirements set forth at Exhibit 1.8 of this Agreement.

Upon the Yale Physician’s sign-off of a case, the Yale Physician shall digitally sign off the case in the LIS and Precipio shall transmit the final report directly to the customer.

EXHIBIT 2.12

PRECIPIO PERFORMANCE STANDARDS

1. Adequacy of technical standards. Precipio will provide Yale Physician-acceptable quality of all diagnostic materials, including microscopic tissue sections (marrow biopsy and lymph node), blood smears, marrow aspirate smears, immunohistochemical and in-situ hybridization stains, FISH preps, flow cytometry analyses, banded karyotypes, and PCR assays.

2. Report Generation and LIS Standards. Customization of the LIS to meet the specific needs of the clinical service as required by Yale Physicians will be permitted. The LIS will permit the facile generation of synoptic reports to be compiled from individual tests including (but not limited to) bone marrow morphology, cytogenetics, flow cytometry, molecular diagnostic testing, FISH, and immunophenotyping. The report format of the synoptic reports is subject to approval by Yale physicians. When synoptic reports are required, Precipio will compile all relevant tests into a single document to be used as a reference for the Yale physicians when generating synoptic reports.

3. Customer Relations and Call Handling. Precipio will be responsible for receiving and triaging all customer calls regarding cases signed out by Yale Physicians. The triage procedure will stratify the calls into Urgent Conditions and routine calls (See Exhibit 1.8 for the definition of Urgent Conditions). Prior to contacting the Yale physician on call with a customer question, Precipio will compile all relevant diagnostic tests, submitted patient history, test requests, and any other relevant document into an appropriate summary document, and attempt to handle the call first. If Precipio is not able to handle the call, Precipio will relay this information to the Yale physician.

4. Marketing and Ethical Standards. In all its activities, Precipio will adhere to the highest standards of honesty, ethical conduct, and transparency in its relationships with customers and their patients.

SCHEDULE 3.1

YALE FEE SCHEDULE

[…***…]